[MEMS USA LOGO]

                                 August 23, 2004

Via Hand Delivery

James A. Latty, Ph.D.
5701 Lindero Canyon Rd., Bldg. 2-100
Westlake Village, CA 91362

Re: Assuming Presidencies of MEMS USA, Inc.

Dear Jim:

Please allow this letter to memorialize our conversation with Lawrence Weisdorn this morning wherein we all agreed that you would be coming on board as the President of MEMS USA, Inc., a California company ("MEMS CA") and MEMS USA, Inc., a Nevada Corporation ("MEMS NV") (collectively the "Companies") effective 12:01 A.M., PST on Thursday, September 9, 2004 (the "Hire Date") pursuant to the following terms:

     1. You will serve as the Companies' President and the Companies will employ you in that capacity beginning on the Hire Date. In those capacities, you report to the Companies' Boards.

     2. This contract shall expire on July 1, 2006 ("TERM"). You can only be involuntarily terminated by the Companies for "cause". As used in this Agreement, the term cause shall mean, the conviction of a felony crime involving dishonesty or resulting in imprisonment without the option of a fine, or the material non-observance, or the material breach by you of any of the material provisions of this Agreement, or your neglect, failure or refusal to carry out the duties properly assigned to you after due written notice by the Board to you and a period of not less than 60 days to remedy such neglect, failure or refusal.

         In the event of any termination for cause, all obligations of the Companies or in respect of this Agreement will terminate, except the obligation to pay you any cash compensation, expenses, options or other which shall have accrued or remain in the balance of the initial term.

     3. During the Term, you will receive cash compensation due and payable, in equal installments of $10,000, on the first and fifteenth day of each month for full time employment ($240,000 per annum) from the date of this agreement until September 9, 2005 ("COMPENSATION"). Thereafter, your Compensation will remain at the above stated rates, subject to increases as determined by a simple majority vote of the Companies' Boards of Directors, which review will occur not less often than semi-annually (i.e., every 6 months) for the remainder of the Term. It is further understood that the Companies are currently start-up companies and Compensation and expense reimbursement, to be paid first, will be accrued with interest at 1/2% monthly, compounded monthly, and will be payable on such date as the companies are funded.


        5701 Lindero Canyon Road, Bldg. 2-100, Westlake Village, CA 91362
                       (818) 735-4750, fax (818) 735-4753

James A. Latty, Ph.D.
August 23, 2004
Page 2 of 3


     4. Should your wages and/or expenses be accrued, the Companies will execute a promissory note that you will be a 'secured creditor' of the Companies with first rights to payment of your accrued account and you will be eligible for such bonuses and other forms of supplemental compensation as may from time to time be approved by the Boards.

     5. If your services hereunder are ended prior to expiration of the Term, then: you will have 90 days to exercise your employee stock options and, following said 90 days, any unexercised options to Repurchase shall be returned to MEMS NV Treasury Stock.

     6. Your stock and option ownership shall be collatorizable, assignable and your heirs shall have same. In addition, at the start of each year you shall be entitled to four (4) weeks of paid vacation during each year of the term.

     7. You will be paid a 'car allowance' of $850 per month. Such car allowance shall be for all costs associated with operating a vehicle, including but not limited to: principal & interest, gasoline, insurance, registration, maintenance and repairs. The Companies will pay you for your reasonable cell phone costs. Your other legitimate business expenses will be reimbursed, on an accountable basis, within 10 working days of their submission.

     8. In addition to the foregoing, you will be eligible for such benefits including Inventive Incentives and others as are from time to time made available to other members of senior management. The Companies will provide full health, dental and vision insurance, matching 401K, retirement and savings plans. The costs for yourself and your spouse are non-contributory. Directors and officer's insurance will also be provided. Finally, the Companies will also provide life insurance with a benefit amount of not less than three times your annual salary.

     9. The Companies agree to indemnify you and hold you harmless to the full extent of the law. In the event that you are named in any lawsuit related to the Companies, the Companies, and each of them, shall indemnify you and hold you harmless for any and all legal costs and any and all awards against you.

     10. In good faith, you intend to sign and be bound by MEMS' reasonable and customary agreements relating to nondisclosure and non-solicitation.

     11. You had previously  purchased  1,500,000 shares of MEMS CA Common Stock
         ("SHARES") at the price of $0.001 per share. These Shares were subsequently exchanged for MEMS NV shares at a conversion rate of approximately 1.72 MEMS NV shares for each MEMS CA share. It is agreed that the conversion of these shares to MEMS NV shares does not change the buy-back provisions associated with those Shares, and that if your services hereunder are ended prior to July 1, 2005, then MEMS NV shall have the option to immediately repurchase all non-vested shares only, at the same price per share as the employee option exercise price, shown in Item 12 below ($1.00 per share) ("REPURCHASE") pursuant to the following schedule.

James A. Latty, Ph.D.
August 23, 2004
Page 3 of 3


         Until such date that MEMS NV becomes "profitable" for one quarter (i.e., pursuant to Generally Accepted Accounting Principles ("GAAP")), MEMS NV shall have the option to Repurchase 516,000 non-vested shares. In addition to these 516,000 shares, MEMS NV shall have the option to repurchase an additional 516,000 non-vested shares through and including July 1, 2005. Notwithstanding the foregoing, this buyback option provision shall immediately expire when MEMS NV enters a merger or acquisition agreement whereby controlling interest could change hands or be purchased or otherwise acquired. Upon repurchase, such shares would be returned to the MEMS NV stock treasury.

     12. You were granted an employee option to purchase 750,000 shares of MEMS CA stock at the exercise price of $1.00 per share. This number of options was increased by approximately 1.72 times in accordance with the terms of the reverse merger. Accordingly, Lawrence Wesidorn, Daniel Moscaritolo and you each hold approximately 1,284,343 options to purchase MEMS NV shares at $1.00 per share, which shall vest as follows: fully vested upon the posting of a second consecutive "profitable" quarter (i.e., pursuant to Generally Accepted Accounting Principles ("GAAP")), or, any unvested option shall immediately vest if MEMS enters a merger or acquisition agreement whereby controlling interest could change hands or be purchased or otherwise acquired.

This Agreement contains the entire agreement of the parties and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof. This Agreement may be modified or amended only by a written instrument signed by all parties hereto.

If you are in agreement with the foregoing, please sign as indicated below and return the original to me.

Lawrence Weisdorn CEO & CFO

Accepted and agreed:


-------------------------------             Dated
James A. Latty                                    -------------------